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                                                                     EXHIBIT 3.3

          [SOUTHWEST SECURITIES  GROUP, INC. LETTERHEAD APPEARS HERE]

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                   *********


     SOUTHWEST SECURITIES GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the shareholders of said corporation, at a meeting duly held on November 6, 1996, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of Southwest Securities Group, Inc. be amended by changing Article Four, A. (1) so that, as amended, said Section A. (1) of Article Four shall be and read as follows:
     "The number of authorized shares of Common Stock shall be Twenty Million (20,000,000) shares at the par value of Ten Cents ($0.10) per share."

     SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Southwest Securities Group, Inc. has caused this certificate to be signed by Jerome S. Wade, its Corporate Counsel, and attested by Barbara A. Hart, its Secretary, this 3rd day of September, 1997.

                                        SOUTHWEST SECURITIES GROUP, INC.


                                        By:  /s/ JEROME S. WADE
                                           -------------------------------------
                                              Jerome S. Wade, General Counsel


ATTEST:


By: /s/ BARBARA A. HART
   --------------------------------
      Barbara A. Hart, Secretary